Exhibit C

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT dated as of July 23, 2012 (this “Agreement”), is made and entered into by and among the Estate of William Polk Carey (the “Estate”) and W. P. Carey & Co., Inc., a wholly-owned company of the Estate (“HoldCo,” and collectively with the Estate, the “Stockholders”), W. P. Carey & Co. LLC, a Delaware limited liability company (“W. P. Carey”), and, upon the completion of the W. P. Carey Conversion (as hereinafter defined), W. P. Carey Inc., a Maryland corporation and a wholly-owned subsidiary of W. P. Carey (“NewCo REIT,” together with W. P. Carey, the “Company,” and collectively with the Stockholders, the “Parties”).

RECITALS

WHEREAS, W. P. Carey and NewCo REIT have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Conversion Agreement”), providing for, among other things, the merger of W. P. Carey with and into NewCo REIT (the “W. P. Carey Conversion”), with NewCo REIT succeeding to and continuing to operate the existing business of W. P. Carey;

WHEREAS, W. P. Carey, NewCo REIT, Corporate Property Associates 15 Incorporated, a Maryland corporation (“CPA15”), CPA 15 Holdco, Inc., a Maryland corporation and wholly-owned subsidiary of CPA15 (“CPA 15 Holdco”), CPA 15 Merger Sub Inc., an indirect subsidiary of NewCo REIT (“Merger Sub”), and, for the limited purposes set forth therein, Carey Asset Management Corp. and W. P. Carey & Co. B.V., each a subsidiary of W. P. Carey, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger,” and together with the W. P. Carey Conversion, the “Transactions”) of CPA 15 Holdco with and into Merger Sub, with Merger Sub surviving the merger as an indirect subsidiary of NewCo REIT and CPA15 being a direct subsidiary of Merger Sub;

WHEREAS, the consummation of the Transactions is subject to certain conditions, including approval by the shareholders of W. P. Carey of the Transactions;

WHEREAS, the Stockholders collectively own an aggregate amount of 11,666,169 (the “Stockholder Shares”) listed shares, no par value, of W. P. Carey (“W. P. Carey Listed Shares”);

WHEREAS, the Estate is the beneficial owner and owner of record of 4,551,434 Stockholder Shares and HoldCo is the beneficial owner and owner of record of 7,114,735 Stockholder Shares; and

WHEREAS, in exchange for, among other things, the Stockholders agreeing to vote all of the Stockholder Shares in favor of the Transactions, the Company has agreed to enter into this Agreement to grant Registration Rights (as hereinafter defined) to the Stockholders.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Applicable Securities Law” means the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Company Common Stock” means W. P. Carey Listed Shares, and following the consummation of the W. P. Carey Conversion, NewCo Common Stock.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-1” means a Registration Statement on Form S-1 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3” means a Registration Statement on Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3ASR” means a Registration Statement on Form S-3ASR promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“NewCo Common Stock” means shares of common stock, par value $0.001 per share of NewCo REIT.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Registration Expenses” means all expenses incurred by the Company incident to the Company’s performance of and compliance with this Agreement, including, without limitation, all stock exchange, Commission, FINRA and state securities registration, listing and filing fees, printing expenses, fees, expenses and disbursements of counsel for the Company,

“blue sky” fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Registrable Securities” means (a) shares of Company Common Stock owned by the Estate as of the date of this Agreement, (b) shares of Company Common Stock owned by HoldCo as of the date of this Agreement, and (c) any shares of Company Common Stock or other securities of the Company that may be subsequently issued or issuable with respect to the shares referenced in clauses (a) and (b) as a result of a stock split, dividend, sale, transfer or assignment, in each case, as permitted under this Agreement; provided, however, that the foregoing definition shall exclude in all cases any securities that (x) are effectively registered under the Securities Act and disposed of in accordance with a Registration Statement covering such securities, or (y) have been disposed of pursuant to Rule 144 under the Securities Act or any successor provision.

“Registration Statement” has the meaning ascribed thereto in Section 2.1(a)(vi).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and sales commissions, (b) any fees, expenses and disbursements of legal counsel to any Stockholder, and (c) any transfer taxes, in each case relating to the sale or disposition of the Registrable Securities by any Stockholder.

Section 1.2 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Registration Rights. The Stockholders shall be entitled to offer for sale from time to time pursuant to a demand or piggyback Registration Statement the Registrable Securities, subject to the terms and conditions set forth herein (the “Registration Rights”).

(a) Demand Registration.

(i) Registration Rights. Subject to Section 2.1(e), at any time following the consummation of the W. P. Carey Conversion, but on or before the third anniversary of the consummation of the W. P. Carey Conversion, upon the written request of any Stockholder specifying the number of Registrable Securities to be registered (a “Notice of Demand Registration”), the Company shall use its reasonable best efforts to cause, as promptly as practicable, the Registrable Securities specified in the request to be registered via an underwritten public offering, on a Registration Statement, and to have such Registration Statement declared effective by the Commission (such registration being hereinafter referred to as “Demand Registration”); provided, however, the Company shall not be obligated to effect more than three (3) Demand Registrations under this Agreement with respect to the Registrable Securities.

(ii) Selection of Underwriters; Fees and Expenses. The underwriters for such Demand Registrations shall be selected jointly by the Parties, and any and all fees and expenses associated with such offerings shall be borne and paid by the Company, other than Selling Expenses, which shall be borne and paid by the Stockholders. As of the date hereof, the Parties have acknowledged a preliminary list of mutually acceptable underwriters.

(iii) Other Registration Rights Holders. The Company shall not, and shall not permit any Person, other than the Stockholders, who is contractually entitled to demand registration or piggyback registration pursuant to registration rights grants by the Company prior to or after the date hereof (each an “Other Registration Rights Holder”), to include additional Company Common Stock or other securities convertible into or exchangeable for Company Common Stock in any Demand Registration. The Company shall not include additional Company Common Stock or other securities convertible into or exchangeable for Company Common Stock in any Demand Registration for sale for its own account.

(iv) Effectuation of Right. A registration requested pursuant to Section 2.1(a)(i) shall not be deemed to be effected for purposes of this Section 2 if it has not been declared effective by the Commission or become effective in accordance with the Securities Act.

(v) Limitations on Demand Registration. Notwithstanding anything herein to the contrary, the Company shall not be required to honor a request for a Demand Registration if:

(A) such request is received by the Company less than sixty (60) days following the effectiveness of any previous registration statement filed by the Company (other than a Registration Statement on Form S-8 or any successor or similar form that may be adopted by the Commission), regardless of whether any Stockholder exercised its rights under this Agreement with respect to such registration; or

(B) such request is for a gross amount of (1) less than Fifty Million Dollars ($50,000,000) with respect to one such Demand Registration, at the sole discretion of the Stockholders, and less than Seventy Five Million Dollars ($75,000,000) with respect to the other two Demand Registrations, or (2) more than Two Hundred and Fifty Million Dollars ($250,000,000) of Registrable Securities (the “Demand Registration Range”).

(vi) Registration Statement Form. A Demand Registration hereunder may be effected on Forms S-1, S-3, or S-3ASR or similar form registration statement promulgated by the Commission, and shall permit the disposition of such Registrable Securities (any registration statement of the Company that covers Registrable Securities pursuant to this Agreement and all amendments and supplements to such registration statement, including any post-effective amendments, is hereinafter referred to as a “Registration Statement”). Promptly following the date hereof but in any event no later than October 1, 2012, the Company shall begin to draft a Registration Statement on the applicable form in connection with a future Demand Registration. For the avoidance of doubt, the immediately preceding sentence shall not be deemed a Notice of Demand Registration.

(vii) Cutbacks. If the managing underwriter advises the Parties in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in such offering (a “Cutback Notice”), the Company shall include in any such registration the amount of the securities that the managing underwriter advises the Parties can be sold in such offering; provided, however, that if such reduction causes the aggregate dollar amount to be offered in such registration to be below the Demand Registration Range, the Company shall have no obligation to register such Registrable Securities and the Stockholders shall have the right to withdraw the request for registration, and, in the event the Company elects not to proceed with or the Stockholders withdraw their request for such registration, such demand shall not be counted as a Demand Registration for purposes of Section 2.1(a)(i).

(b) Piggyback Registrations.

(i) Right to Include Registrable Securities. Subject to Section 2.1(e) below, if the Company at any time following the consummation of the W. P. Carey Conversion, but on or before the third anniversary of the consummation of the W. P. Carey Conversion, proposes to file a registration statement under the Securities Act (other than (a) filing a Registration Statement on Form S-8 or any successor or similar form that may be adopted by the Commission, or (b) effectuating a “take-down” of securities from its existing shelf registration statement on Form S-3 filed with the Commission on June 10, 2011) registering shares of Company Common Stock, or other securities convertible into or exchangeable for shares of Company Common Stock, for sale for the account of the Company (a “Piggyback Registration”), it will give written notice (a “Notice of Piggyback Registration”) at least fifteen (15) Business Days prior to the anticipated filing date, to the Stockholders of its intention to do so, and of the Stockholders’ rights under this Section 2.1(b), which Notice of Piggyback Registration shall include a description of the intended method of disposition of such securities. Upon the written request of any Stockholder made within fifteen (15) Business Days after receipt of a Notice of Piggyback Registration (which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder), the Company will use its reasonable best efforts to include in the Registration Statement relating to such Piggyback Registration all Registrable Securities which the Company has been so requested to register by such Stockholder. Notwithstanding the foregoing, assuming a Stockholder has given notice of its desire to participate in such registration, if, at any time after giving a Notice of Piggyback Registration and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to such Stockholder and, thereupon, (a) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (b) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities to be sold for the account of the Company. No registration effected under this Section 2.1(b) shall relieve the Company of its obligations to effect a Demand Registration under Section 2.1(a).

(ii) Priority in Cutbacks. If a Piggyback Registration is to be effected by way of an underwritten public offering and the managing underwriter advises the Parties in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company that are Registrable Securities) exceeds the number that can be sold in such offering, the Company shall include in such registration the amount of the securities that the managing underwriter advises the Company can be sold in such offering as follows:

(A) if such registration as initially proposed by the Company was solely a primary registration of its securities, (x) first, the securities proposed by the Company to be sold for its own account, and (y) second, securities requested to be included in such registration by any Stockholder and the Other Registration Rights Holders, if any, pro rata on the basis of the number of securities requested to be included by such Persons; or

(B) if such registration as initially proposed by the Company was in whole or in part requested by an Other Registration Rights Holder, (x) first, such securities held by the Other Registration Rights Holder initiating such registration and, if applicable, any securities proposed by the Company to be sold for its account, allocated in accordance with the priorities then existing among the Company and such holder, (y) second, securities requested to be included in such registration by any Stockholder and any Other Registration Rights Holders, pro rata, on the basis of the number of securities requested to be included by such Persons.

Any securities so excluded shall be withdrawn from and shall not be included in such Piggyback Registration.

(c) Registration Procedures.

(i) Providing of Information; Review and Comment. If any Stockholder has requested inclusion of its Registrable Securities in a Registration Statement, such Stockholder agrees to provide in a timely manner information regarding the proposed distribution by such Stockholder of the Registrable Securities and such other information reasonably requested by the Company in connection with the preparation of and for inclusion in the Registration Statement. At least five (5) Business Days before filing such Registration Statement and related prospectus and any amendments and supplements thereto, the Company shall furnish to counsel of the Stockholders copies of such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel, and in the case of any information contained in such documents directly relating to any Stockholder, approval by such counsel of such information; provided, that the Company shall not have any obligation to modify any information if the Company reasonably expects that so doing would cause such documents to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii) Effectiveness of the Registration Statement. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2.1(a) and 2.1(b), the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities. Without limiting the foregoing, the Company in each such case shall, as expeditiously as possible, use its reasonable best efforts to prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and keep the Registration Statement effective and free of material misstatements or omissions (including the preparation and filing of any amendments and supplements necessary for that purposes) until the earlier of:

(A) the first date on which the each Stockholder has consummated the sale of all of Registrable Securities registered under the Registration Statement; or

(B) one hundred twenty (120) days after such Registration Statement becomes effective.

(iii) Notice; Copies of Materials; Withdrawal. The Company agrees (A) to provide written notification to the Stockholders promptly after the Company receives notice that a Registration Statement with respect to Registrable Securities has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed and (B) to provide to the Stockholders a reasonable number of copies of the final Registration Statement and the related prospectus (including any preliminary prospectus) and any amendments or supplements thereto. The Company further agrees that it will use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(d) Offers and Sales. All offers and sales by the Stockholders under any Registration Statement referred to in Section 2.1(a) or 2.1(b), if any, shall be completed within the period during which such Registration Statement is required to remain effective pursuant to Section 2.1(c)(ii), and, upon expiration of such period, the Stockholders will not offer or sell any Registrable Securities under such Registration Statement. If directed by the Company, each Stockholder will return all undistributed copies of any prospectus in such Stockholder’s possession upon the expiration of such period. Each Stockholder shall promptly, but in any event no later that five (5) Business Days after a sale by it of Registrable Securities, notify the Company of any sale or other transfer by such Stockholder of Registrable Securities and include in such notice the number of Registrable Securities sold or transferred by such Stockholder.

(e) Suspension of Offering. If the Company’s Board of Directors determines in its good faith judgment that the filing of a Registration Statement under Section 2.1(a) or 2.1(b) hereof or the use of any prospectus would (i) materially impede, delay or interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries, or (ii) require the disclosure of important information that the Company has a material business purpose for preserving as confidential or the disclosure of which would materially impede the Company’s ability to consummate a significant transaction, then, upon the Stockholders’ receipt of written certification from the Company’s Chief Executive Officer of such determination by the Company’s Board of Directors including a general statement of the reasons for suspension and an approximation of the period of the anticipated delay, the rights of the Stockholders to offer, sell, or distribute any Registrable Securities pursuant to a Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to a Registration Statement shall be suspended until the date (which shall be no later than the 90th day following the date of the notice of suspension) upon which the Company notifies the Stockholders in writing that suspension of such rights for the grounds set forth in this Section 2.1(e) is no longer necessary; provided, however, that the Company shall not exercise the right to suspend an offering pursuant to this Section 2.1(e) more than once in any twelve (12) month period; and provided further, that that the Company shall not be entitled to suspend an offering pursuant to this Section 2.1(e) unless it shall concurrently (A) prohibit sales by all other security holders under registration statements covering securities held by such other security holders and (B) forbid the purchases and sales in the open market by directors and executive officers of the Company in the case of a suspension pursuant to Section 2.1(e)(ii). If the Company shall so suspend the filing of a Registration Statement, the Stockholders shall have the right to withdraw the request for registration by giving written notice from the Company at any time after receipt of the notice of suspension (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of Demand Registrations to which the Stockholders are entitled pursuant to Section 2.1(a)(i)).

Section 2.2 Expenses. Except as set forth in this Section 2.2, all Registration Expenses incurred in connection with any registration pursuant to Sections 2.1(a) or 2.1(b) (but excluding Selling Expenses) shall be borne by the Company. Each Stockholder shall bear all Selling Expenses or other amounts payable to underwriter(s) or brokers in connection with any offering or sale of Registrable Securities by such Stockholder.

Section 2.3 Obligations of the Company. Whenever required under Section 2.1 to effect the registration of any Registrable Securities, the Company shall as expeditiously as reasonably practicable:

(a) Filing of Amendments and Supplements. Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement and promptly provide written notification to the Stockholders of the filing thereof.

(b) Correction and Updating of Registration Statement and Prospectus. Upon the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, prospectus or other documents so that, in the case of such Registration

Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement or any prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly provide written notification to the Stockholders of the filing thereof.

(c) Copies of Documents. Furnish to the Stockholders, without charge, such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus, and such other documents, as the Stockholders may reasonably request.

(d) Opinion and Comfort Letter. Furnish to any applicable underwriter on behalf of any Stockholder (i) an opinion of counsel, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “cold comfort” letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(e) “Blue Sky” Qualification. Use reasonable best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as any Stockholder (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

(f) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify the Stockholders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the Commission a supplement or amendment to the Registration Statement or other appropriate filing with the Commission to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to the Stockholders as the Stockholders may reasonably request.

(g) Inspection Rights. Make available for inspection by any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibilities and provide the Stockholders and their respective advisors copies thereof.

(h) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify in writing the Stockholders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the Commission of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

(i) Listing Requirements. Cause the Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(j) Underwriting Agreement; Participation. In the event of any underwritten public offering, (i) enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of Section 2.5, with the managing underwriter of such offering and (ii) provide for the reasonable participation and cooperation by the management of the Company with respect thereto, including participation by management in road shows, investor meetings and other customary cooperation.

(k) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the Stockholders of the Registrable Securities pursuant to the Registration Statement.

Section 2.4 Obligations of the Stockholders. It shall be a condition precedent to the obligations of the Company to register the Registrable Securities of any Stockholder pursuant to Section 2.1 that such Stockholder shall furnish to the Company such information regarding itself, and the Registrable Securities held thereby as shall be reasonably required to timely effect the registration of such Registrable Securities.

Section 2.5 Indemnification. In the event any Registrable Securities are included in a Registration Statement under Section 2.1:

(a) Company Indemnity. To the extent permitted by law, the Company will indemnify and hold harmless each Stockholder, its agents, any underwriter (as defined in the Securities Act) for such Stockholder and each Person, if any, who controls (as defined in the Securities Act) such Stockholder or underwriter against any losses, claims, damages, or liabilities

(joint or several) to which they may become subject under laws which are applicable in connection with any registration, qualification, or compliance, of the Company’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading;

and the Company will reimburse each Stockholder, its agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by any of them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Stockholder, underwriter or controlling Person of such Stockholder.

(b) Stockholder Indemnity. To the extent permitted by law, in connection with any Registration Statement filed pursuant hereto, each Stockholder will jointly indemnify and hold harmless the Company, its partners, officers, directors, agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls (as defined in the Securities Act) the Company or underwriter against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with any registration, qualification, or compliance, of the Company’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation to the extent that such Violation occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Stockholder, and such Stockholder will reimburse each of the Company, its partners, officers, directors, agents, underwriters or controlling Persons for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further, however, that no Stockholder shall be required to indemnify the Company or any other indemnified party under this Section 2.5(b) with respect to any amount in excess of the amount of the total net proceeds received by such Stockholder from sales of the Registrable Securities under such Registration Statement.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a material conflict of interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.5 to the extent the indemnifying party is materially prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not otherwise relieve it of any liability that it may have to any indemnified party under this Section 2.5.

(d) Contribution. If any indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that no Stockholder shall be required to contribute any amount in excess of the amount of the total net proceeds received by such Stockholder from sales of the Registrable Securities under such Registration Statement.

Section 2.6 Termination of the Company’s Obligations. The registration rights granted under Section 2.1 shall automatically terminate with respect to the Stockholders as of the earlier of (i) the date and time at which the Stockholders no longer beneficially own any Registrable Securities, and (ii) the third anniversary of the consummation of the W. P. Carey Conversion; provided, however, that the provisions of Section 2.5 and Article III shall survive such termination.

Section 2.7 Rule 144 Reporting. With a view to making available the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of Applicable Securities Law that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under Applicable Securities Law; and

(c) furnish to the Stockholders upon request, a written statement by the Company as to whether it has complied with the current public information requirements of Rule 144 under the Securities Act and of the Securities Act and the Exchange Act.

Section 2.8 Lock-Up / Standstill Agreements. If at the time of any sale of Registrable Securities in connection with the registration pursuant to this Agreement of any of the Stockholders’ Registrable Securities in an underwritten public offering, the managing underwriter advises the Parties in writing that, in its good faith judgment, the Parties should enter into a lock-up / standstill agreement with respect to securities of the Company held by the Parties (other than the Registrable Securities covered by such Registration Statement), each of the Parties agree to enter into a customary lock-up / standstill agreement with respect to the securities of the Company held by such Party (other than the Registrable Securities covered by such Registration Statement).

Section 2.9 Preservation of Rights. The Company shall not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Stockholders in this Agreement.

Section 2.10 Public Filings. The Parties may make any and all appropriate disclosures in filings with the Commission as may be required by their public reporting obligations or otherwise pursuant to the Exchange Act. Furthermore, the Parties acknowledge that, pursuant to the Exchange Act, the Parties may be required to file this Agreement with the Commission.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Assignment. None of the Parties may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other Parties; provided, however, W. P. Carey shall be able to assign its rights and delegate its obligations to NewCo REIT without the prior consent of the Stockholders in connection with the consummation of the W. P. Carey Conversion.

Section 3.2 Governing Law. This Agreement and all disputes hereunder shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Section 3.3 Consent to Jurisdiction of Service of Process; Venue. Each Party hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York in the State of New York (or any appeals court thereof), for any action, claim, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or equity, or by or before any governmental authority (“Actions”) arising out of or relating to the transactions contemplated hereby, this Agreement or the breach, termination or validity thereof, (ii) agrees not to commence any Action relating to the transactions contemplated hereby or this Agreement except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice, or document by U.S. registered mail or as otherwise provided in this Agreement shall be effective service of process for any Action brought in any such court, (iv) waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and of the United States of America located in the County of New York in the State of New York (or any appeals courts thereof) and (v) agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

Section 3.4 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.4.

Section 3.5 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

Section 3.6 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 3.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Company:

W. P. Carey & Co. LLC

50 Rockefeller Plaza

New York, New York 10020

Attn: Chief Executive Officer and Chief Financial Officer

Fax: (212) 492-8922

with a copy to:

W. P. Carey & Co. LLC

50 Rockefeller Plaza

New York, New York 10020

Attn: Paul Marcotrigiano, Esq.

Fax: (212) 492-8922

with a further copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attn: Christopher P. Giordano, Esq.

Fax: (212) 884-8522

If to the Stockholders to the address or facsimile number set forth for each Stockholder on the signature page hereof.

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

Fax: (212) 530-5219

Attention: James S. Sligar, Esq.

                 Charles J. Conroy, Esq.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Section 3.8 Complete Agreement. This Agreement, together with that certain share purchase agreement and voting agreement entered into by the Parties on the date hereof, constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings among the Parties arising out of or relating to the subject matter hereof.

Section 3.9 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, e-mail or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 3.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.11 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 3.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 3.13 Further Assurances. Each of the Parties agree, prior to and after the consummation of any registration of any Registrable Securities, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

W. P. CAREY & CO. LLC

By:	/s/ Mark J. DeCesaris
	Name:	Mark J. DeCesaris
	Title:	Chief Financial Officer

W. P. CAREY INC.

By:	/s/ Trevor P. Bond
	Name:	Trevor P. Bond
	Title:	Chief Financial Officer

[Signature Page – Registration Rights Agreement]

STOCKHOLDER:
THE ESTATE OF WILLIAM POLK CAREY

By	/s/ Francis J. Carey
	Name:	Francis J. Carey, as executor of the Estate of William Polk Carey

By	/s/ Jan Kärst
	Name:	Jan Kärst, as executor of the Estate of William Polk Carey

Number of Shares of Company Common Stock:[1] 4,551,434
Number of Options Beneficially Owned as of the Date of this Agreement: 20,084
Number of Other Rights Beneficially Owned as of the Date of this Agreement: 36,800 PSU Grants
Street Address: c/o Jan Kärst 40 Sawmill Lane
City/State/Zip Code: Greenwich, CT 06830
Fax:

STOCKHOLDER:
W. P. CAREY & CO., INC.

By	/s/ Francis J. Carey
	Name:	Francis J. Carey, as a Director of W. P. Carey & Co., Inc.

By	/s/ Jan Kärst
	Name:	Jan Kärst, as a Director of W. P. Carey & Co., Inc.

Number of Shares of Company Common Stock:[2] 7114, 735
Number of Options Beneficially Owned as of the Date of this Agreement: None.
Number of Other Rights Beneficially Owned as of the Date of this Agreement: None.
Street Address: 50 Rockefeller Plaza
City/State/Zip Code: New York, New York 10020
Fax: (212) 492-8922

1	This amount represents the shares of W. P. Carey Listed Shares Beneficially Owned by Stockholder as of the date of this Agreement, each of which shall be converted into one share of NewCo Common Stock upon the effective time of the W. P. Carey Conversion.
2	This amount represents the shares of W. P. Carey Listed Shares Owned by Stockholder as of the date of this Agreement, each of which shall be converted into one share of NewCo Common Stock upon the effective time of the W. P. Carey Conversion.

[Signature Page – Registration Rights Agreement]